EXHIBIT 99.3
November 8, 2000 Press Release



[McLeodUSA logo]                      [MCLD: A Nasdaq-100
                                      Company logo]

McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW, PO Box 3177
Cedar Rapids, IA 52406-3177
Investor Contact:  Bryce E. Nemitz
Press Contact:  Bruce A. Tiemann
mcleodusa_ir@mcleodusa.com
Phone:                                     (319) 790-7800
FAX:                                       (319) 790-7767


FOR IMMEDIATE RELEASE


                  McLeodUSA Unveils "Next Generation" Network

           Enhanced 31,000-Mile Network Based on Mesh Switch Platform
                   Scheduled to be In Service by Year-End 2001

CEDAR RAPIDS, Iowa -- Nov. 8, 2000 -- McLeodUSA Incorporated (NASDAQ:MCLD), one of the nation's leading local telecommunications providers, today announced that it plans to have one of the first networks in the nation to employ a mesh switch platform in order to fully address the fundamental needs of a new generation of network customers.

The "next generation" network, stretching across more than 31,000 route miles of fiber-optic capacity available to McLeodUSA, initially will terminate traffic via physical points of presence in more than 50 cities across the continental United States. Selected routes will be coming in to service in 2001, with full operability planned over the next two years.

The network provides an ideal complement to the Company's 25-state regional footprint for customers seeking to originate and terminate data traffic on a national broadband basis.

The McLeodUSA next generation network initially will support a flexible family of enhanced products featuring rapid provisioning times and competitive price structures. It also will serve fixed bandwidth services more efficiently than either IP or ATM, while supporting both of these technologies as overlay networks. In addition, the network provides a solid foundation for next-generation softswitch architecture.

Broadband and ultra-broadband mesh switches will comprise key architectural components of the network, along with dense wavelength division multiplexing line systems, aggregation multiplexors and a robust IT systems infrastructure. Final vendor selections are expected to occur by year-end 2000.

The network is the first of its kind in that it is both less complex and more efficient than the network ring topology deployed by other carriers. Ring networks introduce layers of complexity into the provisioning process, often leading to service gridlock for customers while stranding expensive fiber assets for carriers.

"Today's sophisticated customers are tired of waiting for providers who are so preoccupied with exotic technologies that they've forgotten the basics of customer service," said Roy Wilkens, McLeodUSA Data Network Group President.

"We've gathered a specialized team at McLeodUSA with a long history of understanding customer requirements for control, scalability and interoperability," Wilkens said. "We are designing products and systems to meet those needs quickly and economically. In a market so easily distracted by hyperbole, customers are the first to understand that providers with exceptional focus on the fundamentals of their business needs are the true innovators."

Web-based tools will allow McLeodUSA customers to make real-time choices concerning their bandwidth and circuit requirements, the type of connectivity that meets their needs, levels of service quality and choice of billing options. Customers of the McLeodUSA next generation network are expected to include telecommunications carriers, Internet service providers, application service providers, Web hosting companies, Fortune 500 companies and other companies that use long-haul network capacity as a core component of their business.

McLeodUSA President and Chief Operating Officer Steve Gray said the Company's acquisition of Splitrock Services, Inc., earlier this year, as well as its pending acquisition of CapRock Communications, makes for an impressive network and places the Company in an ideal position to launch the new service.

In its local markets, the Company is completing development of a family of advanced data products including DSL, VPN, frame relay, business Internet, private line and Web hosting for business customers in selected areas of the nation by the end of 2001.

"In terms of our core business, our fundamentals have never been stronger," Gray said. "This includes lines sold, net lines installed and our continued ability to implement the systems to support our customers, resulting in one of the lowest customer churn rates in the industry. We have a funded business plan and one of the most experienced management teams in the industry. We know what to focus on - and that is developing advanced but functional products to meet the real needs of our customers."

About McLeodUSA
---------------

McLeodUSA provides selected telecommunications services to customers nationwide. Integrated communications including local services are currently available in several Midwest and Rocky Mountain states; long distance and advanced data services are available in all 50 states. McLeodUSA is a facilities-based telecommunications provider with 375 ATM switches, 37 voice switches, nearly 905,000 local lines, and 9,500 employees. The Company recently expanded its marketplace for advanced data and Internet services to all 50 states through the acquisition of Splitrock Services, Inc. The network acquired in the Splitrock transaction is capable of transmitting integrated next-
generation data, video and voice services, reaching 800 cities and 90 percent of the U.S. population. In the next 12 months, McLeodUSA plans to distribute 30 million directories in 26 states, serving a population of 51 million. McLeodUSA Incorporated is a Nasdaq-100 company traded under the symbol "MCLD." The Company's Web site is available at www.mcleodusa.com.
                                   -----------------

Some of the statements contained in this press release discuss future expectations, contain projections of results of operations or financial condition or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The "forward-looking" information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these so-called forward-looking statements by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of those words and other comparable words. You should be aware that those statements only reflect the predictions of McLeodUSA. Actual events or results may differ substantially. Important factors that could cause actual events or results of McLeodUSA to be materially different from the forward-looking statements include availability of financing and regulatory approvals, the number of potential customers in a target market, the existence of strategic alliances or relationships, technological, regulatory or other developments in the industry, changes in the competitive climate in which McLeodUSA operates and the emergence of future opportunities. These and other applicable risks are summarized under the caption "Risk Factors" in the McLeodUSA Annual Report on Form 10-K for the fiscal year ended December 31, 1999, which is filed with the Securities and Exchange Commission.